Exhibit 99.2

Video Transcript

Hi, there! My name is Tom Lee. I’m the newly appointed chairman of BitMine, ticker: BMNR. I want to welcome you to the launch of a monthly video series called the chairman’s message.

The purpose of this chairman’s message is to keep you abreast of all the updates of BitMine as it builds the world’s premier treasury strategy and what we call, “alchemy of 5%,” once we reach 5% shares of all Ethereum tokens.

I want to start with some disclaimers, as well as a safe harbor statement and risk factors. Let’s start with BitMine’s exponential growth story. It begins after July 8th, when BitMine received a $250 million dollars private placement investment where I became Chairman, and just 18 days later, BitMine now holds more than $2.7 billion worth of Ethereum and cash.

As mentioned, I am the chairman of BitMine, the co-founder and head of research for Fundstrat global advisors, and the CIO for Fundstrat Capital. You may have seen me on CNBC, because I am a full-time contributor for CNBC.

This effort to reach 5% of Ethereum is not being done alone. We have many investment partners. This investment was led by MOZAYYX Group. But there’s also Founders Fund, Pantera, Kraken, Galaxy Digital, GSR, and DCG.

To walk you through the story, let me start with talking about why Ethereum is potentially the most important macro trade for the next decade. When we announced this Ethereum Treasury strategy, we wanted to become the MicroStrategy to be Ethereum because we believe Ethereum is going to start to see its key Macro moment, and that all has to do with stablecoins.

Stable coins are the ChatGPT moment for crypto, because we’ve seen widespread adoption of stablecoins by consumers, corporates, and banks, and, as you can see from these various headlines: J.P. Morgan wants to create a stablecoin; Goldman and BNY want to tokenize money market funds; Walmart and Amazon are looking at issuing their own stablecoins; and Robinhood wants to tokenize a lot of private companies.

In addition, there has been a lot of effort mobilized because of the Genius Act, which is setting the stage for a stablecoin boom. This is legislation signed by President Trump earlier this year. Treasury Secretary Besant thinks stablecoins could become a $4 trillion market. That’s more than 10 times bigger than it is today, and that would represent exponential growth in demand for Ethereum.

Ethereum, if you’re not familiar with it, is a layer one blockchain. But what distinguishes it from Bitcoin, is that it enables smart contracts so you can store and do a lot of computing. In fact, Ethereum is the largest smart contract platform by a sizable magnitude and is a legally recognized blockchain compliant with U.S. laws. The majority of these real world assets, whether it’s stable coins or other tokens, are actually being created on Ethereum, they have more than a 60% share. So again, growth in stable coins is a boom for Ethereum. Believe it or not, Ethereum has what they call an inflation rate, or the rate of growth of tokens below that of Bitcoin.

Now, the second part of all this is that we believe, the Ethereum Treasury companies like BitMine are superior to holding Ethereum itself because we are increasing the amount of Ethereum held per share. Again, Ethereum ETFs do not do that, and more importantly, Ethereum treasury companies are essentially crypto infrastructure businesses. Let me explain: (1) we can increase your Ethereum held per share, because a company can issue stock at a premium to the dollar value held of Ethereum per share. That means you are growing the company’s overall holdings of Ethereum. (2) You can issue convertible bonds or warrants which take advantage of the inherent volatility of not only the stock, but the underlying volatility of Ethereum. On the chart shown, you can see that Ethereum has more than 2x the volatility of Bitcoin, meaning Ethereum treasury companies could actually get really attractive financing for convertible bonds. In effect, if you look at options pricing, just even 18 months out, Ethereum options have 33% greater implied volatility. Again, that lowers the cost for a company like BitMine if they issue convertible bonds. (3) Operations of BitMine itself can actually be used to buy more Ethereum. Interestingly, Ethereum generates a staking yield, and those rewards can be used to buy more Ethereum. And finally, (4) there are other crypto-treasury companies out there that hold Ethereum, and if they trade at close to net asset value, BitMine could use its stock to acquire another company.

Now, you might say to yourself, I don’t think something holding a commodity like Ethereum should trade at any multiple to its holdings. Well, there’s a lot of precedent for this, and I want to highlight ExxonMobil, because ExxonMobil, from 1990 to 2018, was the top 5 largest company in the S&P 500. But here’s what’s interesting: it was never valued on earnings; it was always valued as a multiple of its proven reserves. As you can see in the graph, you could have spent your entire career, graduating college, worked on Wall Street starting in 1990, and then, when you retired in 2018, ExxonMobil was still a top 5 stock.

Why should that be any different today for Crypto especially given that we are seeing Wall Street financialize the entire financial system onto the blockchain. I think a lot of companies are going to be increasingly valued on the value of their crypto holdings.

More importantly, or equally important, I think crypto companies are actually infrastructure businesses because (1) Ethereum is a proof of stake blockchain, so the Ethereum Treasury companies are securing the Ethereum network by staking their holdings; (2) Ethereum generates a staking yield which is GAAP revenues for Ethereum Treasury companies (i.e., native revenues actually being generated by your holdings); (3) staking secures the Ethereum network through cyber security or network security (a business function that is part of supporting the Ethereum infrastructure); and (4) over time, stablecoin issuers and those tokenizing real world assets are going to want to stake Ethereum because they want to ensure that the layer one blockchain is healthy. That means, we believe, overtime Goldman Sachs and J.P. Morgan are going to become large Ethereum holders. BitMine is getting ahead of that, especially by trying to acquire 5% of the Ethereum supply.

The third point is the alchemy of 5%. I got a case study for you. MicroStrategy saw its stock soar from $13 to $408 from the time it started its Bitcoin Treasury strategy in August 2020. So just 5 years later they saw a tremendous gain of 30x return. The question is: how much of this return was generated by the rise in Bitcoin versus its treasury strategy itself. Well, Bitcoin was $11,000 when they embarked on this strategy, and today Bitcoin is at $118,000. So, 11x of that gain came from the Bitcoin price increase. That means 20x of the 30x return, or the vast majority of the return, was due to its treasury strategy. In fact, we’ve seen this with Ethereum. Ethereum has risen from the time we announced the strategy, from $2,400 to $3,800, a 1.5x increase, which is pretty good. But, as you can see on the screen, BitMine because of its treasury strategy has actually increased the price by 9.5x.

MicroStrategy achieved that Treasury strategy by executing a series of financings that I’ve listed here, which is not complete. In the first 6 months of MicroStrategy’s Bitcoin strategy they went from having $240 million of Bitcoin (their original purchase), and 6 months later raised $2.7 billion, or 180 days. That’s a lot of Bitcoin.

But, take a look at BitMine. BitMine started with $265 million worth of crypto, and just 18 days later, has $2.7 billion worth of crypto and cash. That means that BitMine achieved in 18 days, what MicroStrategy did in 180 days. We are trying to become the Ethereum of MicroStrategy and trying to do this at what looks like a much more rapid pace.

The fourth point asks how you value Ethereum Treasury companies?

Many of you asked us to provide a net asset value of the crypto holdings. As of July 27th, the Company has (i) 600,000 Ethereum tokens, which is worth $2.3 billion, (ii) $23 million worth of Bitcoin, and (iii) treasury cash unencumbered of $369 million, or a total treasury net asset value of $2.7 billion, and divided by fully diluted shares outstanding that gets you to a $22.84 net asset value, or if we’re rounding $23 net asset value. So that is the nest asset value of the crypto Treasury holdings.

Now that’s changed a lot, because on July 8th there was only $4 of crypto Treasury holdings per share. But in the ensuing 18 days, BitMine executed a series of transactions to increase it by $19 per share, creating $2.4 billion of shareholder value, which today gets you to a net asset value of $23 per share, or a 6x increase in just 18 days. So, as you can see, BitMine is moving very rapidly to increase net asset value per share, or what we call “velocity.”

Of course you’re going to ask us about the future: What is ahead for us? (1) We want to get to 5% of Ethereum’s token supply. But we’re going to do some things in the middle of that. We want to become a made-in-America validator network, 100% compliant, but 100% of our operations geographically, in the United States. That’s very important to us. (2) We want to be a community participant in Ethereum and really strengthen the ecosystem, whether that’s working with pudgy penguins, the Ethereum foundation or others. We also know that there’s going to be opportunities for us to make selective investments that provide strong upside to shareholder returns, but really our focus is on getting 5% of the Ethereum network.

That is the alchemy of 5%. Thank you for listening. And I’ll speak to you soon.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward Looking Statements

This transcript contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

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https://x.com/bmnrintern

For investor and media inquiries, please contact:

Marcy Simon

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